Exhibit 10.20

KONTOOR BRANDS INC.

FACILITIES

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Facilities (as defined below) the Parent Borrower expects to enter into. This summary of terms (this “Term Sheet”) is for indicative purposes only, and the terms set forth herein are subject to change. We can provide no assurance that we will enter into the Facilities Documentation (as defined below) on these terms, or at all. In addition, this Term Sheet does not purport to summarize all terms of the definitive financing documentation with respect to the proposed Facilities (the “Facilities Documentation”).

I.	Parties

Borrowers:	In respect of the Term A Facility and the Term B Facility (each as defined below), Kontoor Brands Inc. (the “Parent Borrower”) and, in respect of the Revolving Facility (as defined below), the Parent Borrower, Lee Wrangler International Sagl and any other direct or indirect wholly-owned subsidiaries of the Parent Borrower designated from time to time as co-borrowers (“Subsidiary Borrowers”) (collectively, the “Borrowers”).

Transactions:	VF Corporation (“VF”) intends to distribute, in accordance with a separation and distribution agreement, all of the common stock of the Parent Borrower (the “Distribution”), a wholly owned subsidiary of VF to VF’s shareholders. At the time of the Distribution, the Parent Borrower will be the holder, directly or indirectly through its subsidiaries, of the assets and liabilities associated with the business, operations, products, services and activities of VF’s jeanswear and VF Outlet™ businesses (the “Spin Business”). In anticipation of the foregoing, it is intended that the Parent Borrower will directly or indirectly fund a cash transfer to members of VF’s group (the “Closing Date Cash Transfer”). Following the Distribution the Parent Borrower will be an independent publicly traded company. In connection therewith, it is intended that: (a) the Parent Borrower will obtain senior secured credit facilities in an aggregate amount of $1.55 billion comprised of (i) a $750 million term loan A facility, (ii) a $300 million term loan B facility and (iii) a $500 million revolving credit facility, each as described below; and (b) the proceeds of the Facilities on the Closing Date will be applied (i) to pay the Closing Date Cash Transfer and (ii) to pay the fees and expenses incurred in connection with the Transactions. The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Term Sheet, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions to the initial funding and the initial funding of the relevant Facilities.

Guarantors:	The obligations of each of the Borrowers and the Guarantors (as defined below) in respect of the Facilities and, at the election of the Parent Borrower, any swap agreements and cash management arrangements provided by the Administrative Agent or any Lender

(or any affiliate of the Administrative Agent or a Lender) shall be guaranteed by the Parent Borrower and each of the Parent Borrower’s direct and indirect, existing and future wholly owned material domestic subsidiaries other than (a) any subsidiary of the Parent Borrower that is formed for the sole purpose of engaging in Permitted Receivables Financings (to be defined in the Facilities Documentation), (b) any special purpose entity organized under the laws of any state of the United States of America that is formed by the Parent Borrower or any of its subsidiaries for the purpose of incurring indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted under the Facilities Documentation; (c) any direct or indirect U.S. subsidiary of the Parent Borrower (such subsidiaries, “CFC Holding Companies”) substantially all of the assets of which consist of the capital stock and/or indebtedness of one or more (A) foreign subsidiaries that are “controlled foreign corporations” as defined in Section 957(a) of the Internal Revenue Code or (B) other subsidiaries described in this clause (c) above, (d) unrestricted subsidiaries, (e) subsidiaries for which guarantees are (i) legally prohibited or require governmental consent, approval, license or authorization to guarantee the Loans (unless such consent, approval, license or authorization has been obtained, it being understood that the parent shall have no obligation to obtain any such consent, approval, license or authorization) or (ii) contractually prohibited (including pursuant to indebtedness permitted to be incurred pursuant to Facilities Documentation as assumed indebtedness) on the Closing Date or the date of acquisition from guaranteeing the Loans, so long as such prohibition is not created in contemplation of such transaction (unless such prohibition is removed or any necessary consent, approval, waiver or authorization has been received), (f) not-for-profit subsidiaries, captive insurance subsidiaries and other special purpose subsidiaries, if any, (g) any subsidiary whose provision of a guarantee would result in materially adverse tax consequences to the Parent Borrower and its subsidiaries as reasonably determined by the Parent Borrower and (h) other customary exclusions to be specified in the Facilities Documentation (the “Guarantors”; the Parent Borrower and the Guarantors, collectively, the “Loan Parties”); provided that such guarantees (other than the guarantee by the Parent Borrower of Loans incurred by, or Letters of Credit issued for the account of, any Subsidiary Borrower) shall not apply at any time that (a) the Term B Facility is no longer outstanding and the Parent Borrower and its subsidiaries have no other secured debt outstanding subject to any such subsidiary guarantees and (b) the corporate credit and/or corporate family ratings of the Parent Borrower are higher than or equal to BBB- from S&P and Baa3 from Moody’s (in each case, with a stable or positive outlook) (clauses (a) and (b), collectively, a “Suspension Period Event”); provided further that the guarantee shall be reinstated at any time that the requirements of a Suspension Period Event are no longer satisfied (the “Guarantee Suspension Provision”).

Joint Lead Arrangers and
Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan”), Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and HSBC Securities (USA) Inc. (collectively, the “Lead Arrangers”).

Administrative Agent:	JPMorgan (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, arranged by the Lead Arrangers reasonably acceptable to the Parent Borrower (excluding Disqualified Lenders (to be defined in the Facilities Documentation)) (collectively, the “Lenders”).

II.	Types and Amounts of Credit Facilities

1.	Term A Facility

Type and Amount of Facility:	Five-year term loan A facility (the “Term A Facility”) in the amount of $750 million (the loans thereunder, the “Term A Loans”).

Availability:	The Term A Loans shall be made in a single drawing on the Closing Date.

Maturity:	The Term A Loans will mature and the outstanding balance will be due and payable on the fifth anniversary of the Closing Date (the “Term A Maturity Date”); provided that the Facilities Documentation shall provide for the right of individual Lenders to agree to extend the maturity date of their outstanding Term A Loans upon the request of the Parent Borrower and without the consent of any other Lender upon customary terms to be set forth in the Facilities Documentation (it being understood that each Lender under a tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

Amortization:	The Term A Loans shall be repayable in equal quarterly installments in each year below commencing with the first full fiscal quarter ended after the Closing Date in an aggregate amount for such year equal to the percentage set forth opposite such year of the aggregate principal amount of Term A Loans funded on the Closing Date (subject to reduction in connection with prepayments of Term A Loans as provided in “Optional Prepayments and Commitment Reductions” and “Mandatory Prepayments” below):

Year	Percentage
1	2.5%
2	5.0%
3	5.0%
4	7.5%
5	10.0%

Purpose:	The proceeds of the Term A Loans shall be used to pay fees and expenses relating to the Transactions and for general corporate purposes, including to fund a portion of the Closing Date Cash Transfer on the Closing Date.

2. Term B Facility

Type and Amount of Facility:	Seven-year term loan B facility (the “Term B Facility”; and together with the Term A Facility, the “Term Facilities”) in the amount of $300 million (the loans thereunder, the “Term B Loans”, and together with the Term A Loans, the “Term Loans”).

Availability:	The Term B Loans shall be made in a single drawing on the Closing Date.

Maturity:	The Term B Facility will mature and the outstanding balance will be due and payable on the seventh anniversary of the Closing Date (the “Term B Maturity Date”); provided that the Facilities Documentation shall provide for the right of individual Lenders to agree to extend the maturity date of their outstanding Term B Loans upon the request of the Parent Borrower and without the consent of any other Lender upon customary terms to be set forth in the Facilities Documentation (it being understood that each Lender under a tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

Amortization:	The Term B Loans shall be repayable in equal quarterly installments in each year below commencing with the first full fiscal quarter ended after the Closing Date in an aggregate amount for such year equal to the percentage set forth opposite such year of the aggregate principal amount of Term B Loans funded on the Closing Date (subject to reduction in connection with prepayments of Term B Loans as provided in “Optional Prepayments and Commitment Reductions” and “Mandatory Prepayments” below):

Year	Percentage
1	2.5%
2	5.0%
3	5.0%
4	5.0%
5	5.0%
6	5.0%
7	5.0%

Purpose:	The proceeds of the Term B Loans shall be used to pay fees and expenses relating to the Transactions and for general corporate purposes, including to fund a portion of the Closing Date Cash Transfer on the Closing Date.

3. Revolving Facility

Type and Amount of Facility:	A five-year senior secured revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”; the Lenders under the Revolving Facility, the “Revolving Lenders”; and the Revolving Facility, together with the Term A Facility and the Term B Facility, the “Facilities”) in the amount of $500 million (the loans thereunder, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

Any Revolving Lender may agree to make its Revolving Commitment available for borrowing in Euros, Pounds Sterling, Swiss Francs, Canadian Dollars, Yen and any additional currencies determined by mutual agreement of the Parent Borrower, the Revolving Lenders that have agreed to make their Revolving Commitments available for borrowing in foreign currencies (such Revolving Lenders, the “Foreign Currency Lenders”) and the Administrative Agent (such currencies, collectively, “Foreign Currencies”; and the Revolving Loans made in Foreign Currencies, “Foreign Currency Loans”).

Availability and Maturity:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”); provided that no more than $100 million (exclusive of any use of the Revolving Facility to backstop, cash collateralize or otherwise rollover any letter of credit of the Parent Borrower or any of its subsidiaries existing on the Closing Date, which shall be without limit) of revolving loans shall be made on the Closing Date. The Revolving Commitments will expire, and the Revolving Loans will mature, on the Revolving Termination Date; provided the Facilities Documentation shall provide the right for the individual Revolving Lenders to agree to extend the maturity date of their Revolving Commitments upon the request of the Parent Borrower and without the consent of any other Revolving Lender upon customary terms to be set forth in the Facilities Documentation (it being understood that each Revolving Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Revolving Lender under such tranche).

Letters of Credit:	A portion of the Revolving Facility in the amount of $75 million or the equivalent thereof in foreign currencies shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent, Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association and HSBC Bank USA, National Association or other Revolving Lenders approved by the Administrative Agent and the Parent Borrower (each in such capacity, an “Issuing Lender”); provided that in no event shall any Issuing Lender be required to (but, in its sole discretion may) issue Letters of Credit in an aggregate outstanding amount exceeding its pro rata share of the letter of credit sublimit; provided further that Barclays Bank PLC, in its capacity an Issuing Lender, shall only be obligated to issue standby letters of credit. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the applicable Issuing Lender and (b) five business days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant issuing lender and the applicable Borrower).

Drawings under any Letter of Credit shall be reimbursed by the applicable Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the applicable Borrower does not so reimburse the Issuing Lender, the Revolving Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swing Line Loans:	The Revolving Facility will include a sublimit for swingline loans in an amount to be set forth in the Facilities Documentation made available in the United States (“U.S. Swingline Loans”) and swingline loans made available in the United Kingdom (“Euro Swingline Loans”) and, together with the U.S. Swingline Loans, the “Swingline Loans”); provided that in no event will the Swingline Loans of the Swingline Lender (as defined below), together with its outstanding Revolving Loans and its participation in outstanding letters of credit, exceed its Revolving Commitment (in each case, after giving effect to use of proceeds thereof to repay the Swingline Loans). U.S. Swingline Loans will be made available on same-day notice by JPMorgan (in such capacity, together with any affiliate of JPMorgan in London that provides Euro Swingline Loans, the “Swingline Lender”) and each applicable Lender will purchase an irrevocable and unconditional pro rata participation in each U.S. Swingline Loan. Euro Swingline Loans shall be denominated in U.S. dollars or Euros and shall be made available on same-day notice to the applicable Borrower(s) by an affiliate of JPMorgan in London, and each applicable Lender will purchase an irrevocable and unconditional pro rata participation in such Euro Swingline Loans. Any Swingline Loans will (a) reduce availability under the Revolving Facility on a dollar-for-dollar basis and (b) reduce the available Revolving Commitments of the Swingline Lender on a dollar-for-dollar basis. Swingline Loans shall be repaid no later than the earlier of (a) the tenth business day after the making of such Swingline Loan and (b) Revolving Termination Date.

Use of Proceeds:	The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Parent Borrower and its subsidiaries and for any other use not prohibited by the Facilities Documentation.

4. Incremental Facilities

The Facilities Documentation will permit any Borrower to add one or more incremental term loan facilities to the Facilities and/or increase commitments under any existing Term Loan facility (each, an “Incremental Term Facility”) and/or add one or more incremental revolving facilities to the Facilities and/or increase commitments under the Revolving Facility (each an “Incremental Revolving Facility”; together with any Incremental Term Facilities, the “Incremental Facilities”) in an aggregate principal amount of up to (x) an amount such that on a pro forma basis after giving effect to the incurrence of any such Incremental Facilities (assuming, in the case of any Incremental Revolving Facilities, the full drawing thereunder and after giving effect to other permitted pro forma adjustment events (including any repayment of indebtedness in connection with such borrowing)) the Parent Borrower’s First Lien Leverage Ratio (to be defined in the Facilities Documentation) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis, does not exceed 2.75x (the “Ratio Based Amount”) (it being understood that the proceeds of any Incremental Facility will be disregarded in any netting calculations in determining compliance with such ratio); plus (y) the greater of (i) 100% of Consolidated EBITDA determined on a pro forma basis for the most recently ended period of four fiscal quarters, (ii) $385 million (such amount, the “Free and Clear Amount”)) and (z) the aggregate amount of all voluntary permanent commitment reductions in respect of the Revolving Facility (including under any Incremental Revolving Facility) and all voluntary prepayments of any Term Loans, any Incremental Term Facility, any Refinancing Term Facility (to the extent previously applied to the prepayment of any of the foregoing) and any Incremental Equivalent Debt, in each case that is secured by the Collateral on a pari passu basis with the Facilities (and all debt buybacks of any of the foregoing with credit given to the principal amount of the debt purchased) at or prior to such time (other than any such prepayments funded with the proceeds of long-term debt (other than revolving loans)) (the amount calculated pursuant to this clause (z), the “Voluntary Prepayment Amount” and, together with the Free and Clear Amount and Ratio Based Amount, the “Incremental Availability Amount”); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto (subject to the Limited Condition Transaction provisions set forth below), (iii) any Incremental Facility shall be secured and guaranteed on a pari passu basis with the Facilities (and may only be secured by the Collateral and guaranteed by Loan Parties), (iv) the representations and warranties in the Facilities Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility (subject to the Limited Condition Transaction provisions set forth below), (v) except in the case of a customary bridge facility which automatically converts into long-term debt satisfying the requirements of this clause (v), the terms of which provide for an automatic extension of the maturity date thereof, with respect to any Incremental Term Facility that is a term B facility (an “Incremental Term B Facility”), the maturity date and weighted average life to maturity of any such Incremental Term B Facility shall be no earlier than the latest maturity date and weighted average life to maturity, respectively, of any then-existing Term B Facility, (vi) except in the case of a customary bridge facility which automatically converts into long-term debt satisfying the requirements of this clause (vi), with respect to any Incremental Term Facility that is a term A facility (an “Incremental Term A Facility”), the maturity date and weighted average life to maturity of any such Incremental Term A Facility shall be no earlier than the latest maturity date and weighted average life to maturity, respectively, of any then-existing Term A Facility, (vii) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Parent Borrower and the lenders thereunder; provided that, with respect to any syndicated U.S. dollar Incremental Term B Facility issued within 12 months of the Closing Date, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term B Facility will not be more than 50 basis points higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term B Facility, unless the interest rate margins with respect to the existing Term B Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term B Facility and the corresponding all-in yield on the existing Term B Facility minus 50 basis points, (viii) any Incremental Facility that is in the form of an increase to an existing Facility shall be on the same terms as, and pursuant to documentation applicable to, such existing Facility (including the maturity date in respect thereof) and any

Incremental Facility that is in the form of a new tranche shall be on terms and pursuant to documentation to be determined and (ix) in connection with Incremental Term Facilities incurred to finance a Limited Condition Transaction, there shall be no requirement for any Borrower to satisfy any of the conditions listed under “On-Going Conditions” below (including the absence of any default or the bring-down of the representations and warranties) unless otherwise required by (and thereafter may be waived by) the lenders providing the proposed Incremental Facility; provided that except to the extent permitted by clause (v), (vi) or (vii) above, to the extent such terms are not consistent with the terms in respect of the applicable Facility, they shall be not materially more restrictive (as determined by the Parent Borrower in good faith), when taken as a whole, than those under such applicable Facility (except for covenants or other provisions (x) applicable only to periods after the latest final maturity date of such applicable Facility, (y) that are also added for the benefit of each Facility (it being understood that any financial maintenance covenant added for the benefit of an Incremental Term A Facility or the Revolving Facility shall only be added for the benefit of the Revolving Facility and any then-existing Term A Facility) or (z) are reasonably satisfactory to the Administrative Agent). The applicable Borrower may elect to use any component (or one or more components) of the Incremental Availability Amount in its sole discretion, and if there is availability under the Ratio Based Amount at any time that an Incremental Facility is incurred, and the applicable Borrower does not otherwise make an election, such Borrower will be deemed to have elected to use the Ratio Based Amount. For the avoidance of doubt, any portion of any Incremental Facility incurred in reliance of the Free and Clear Amount shall automatically be reclassified as incurred under the Ratio Based Amount at such time as the Parent Borrower meets the applicable ratio at such time.

If any amount is incurred (including under the Revolving Facility) or transaction entered into (or consummated) in reliance on a provision that does not require compliance with a financial ratio or test (including Incremental Facilities pursuant to the Free and Clear Amount) (any such amount incurred, the “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision that requires compliance with a financial ratio or test (including Incremental Facilities incurred pursuant to the Ratio Based Amount (any such amount, the “Incurrence-Based Amount”)), (x) incurrence of such amount under the Incurrence-Based Amount shall first be calculated without giving effect to any amount incurred under the Fixed Amount, but giving full pro forma effect to the use of proceeds of all such amounts and concurrent related transactions and (y) thereafter, incurrence of the portion of such amount under the Fixed Amount shall be calculated. Unless the Parent Borrower elects otherwise, the Parent Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Parent Borrower prior to utilization of any amount under a Fixed Amount then available to the Parent Borrower.

Notwithstanding anything herein to the contrary, in the case of an Incremental Facility the proceeds of which are to finance a Limited Condition Transaction (as defined below), at the Parent Borrower’s prior election, the tests in clause (x) in the immediately preceding paragraph may be tested at the time the definitive documentation for such Limited Condition Transaction is executed in lieu of the date such Incremental Facility is initially made available. In the case of any incurrence tests under the Facilities Documentation, any further determination with respect to such incurrence tests prior to the earlier of the consummation of such Limited Condition Transaction and the termination of such Limited Condition Transaction will require the Parent Borrower to comply with such test on a pro forma basis assuming the applicable Limited Condition Transaction has been consummated and the applicable acquisition debt has been incurred.

“Limited Condition Transaction” means (x) any acquisition, investment, and any related transactions and events, the consummation of which by the Parent Borrower or any of its subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment.

In addition, the Parent Borrower or any of its subsidiaries may, in lieu of adding Incremental Term Facilities, utilize any part of the Incremental Availability Amount by issuing or incurring Incremental Equivalent Debt (as defined below), subject to, in the case of any Incremental Equivalent Debt secured by the Collateral customary intercreditor arrangements.

“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then Incremental Availability Amount incurred by the Parent Borrower or any other Loan Party consisting of the issuance of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to customary intercreditor terms; provided that (a) in lieu of the Ratio Based Amount, (i) if such indebtedness is secured by the Collateral on a junior lien basis to the Facilities, Incremental Equivalent Debt may be incurred subject to the Senior Secured Leverage Ratio (to be defined in the Facilities Documentation) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis, not exceeding 3.25x and (ii) if such indebtedness is unsecured, Incremental Equivalent Debt may be incurred subject to the Parent Borrower being in pro forma compliance with the Financial Covenants below (it being understood that the proceeds of any Incremental Equivalent Debt will be disregarded in any netting calculations in determining compliance with any such ratios), (b) such Incremental Equivalent Debt shall not be subject to the requirements set forth in clause (vii) of the fifth preceding paragraph (other than with respect to any Incremental Equivalent Debt in the form of syndicated U.S. Dollar term loans secured by the Collateral on a pari passu basis with the initial Term Loans issued within 12 months of the Closing Date, which shall be subject to such clause (vii) mutatis mutandis, (c) the requirements set forth in clauses (v) and (vi) of the fifth preceding paragraph shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts, subject to customary conditions, into long-term debt satisfying the requirements set forth in such clauses (v) and (vi) mutatis mutandis and (d) any Incremental Equivalent Debt may only be secured by the Collateral and may only be guaranteed by the Loan Parties.

5. Refinancing Facilities

The Facilities Documentation will permit the Parent Borrower (a) to refinance loans under any Term Facility (or any Incremental Term Facility) or commitments under the Revolving Facility (or any Incremental Revolving Facility) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Facilities Documentation solely with the consent of the Parent Borrower, the Administrative Agent (solely as it relates to any Person providing any Refinancing Facilities that is not a Lender an affiliate of a Lender or an approved fund of a Lender, such consent not to be unreasonably withheld, delayed or conditioned) and the lenders providing such Refinancing Term Facility or Refinancing Revolving Facility and (b) to refinance any Term Facility (or any Incremental Term Facility), with one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured loans or notes that will be secured by the Collateral on a pari passu or junior lien basis with the Facilities (such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the final scheduled maturity date of, or have a shorter weighted average life to maturity than, the remaining weighted average life of loans under the Term Facility or Incremental Term Facility being refinanced or replaced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (iii) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms, which shall be determined by the Parent Borrower) shall, if not consistent with the terms of the corresponding class under the Facilities being refinanced or replaced, not be materially more restrictive to the Parent Borrower (as determined by the Parent Borrower), when taken as a whole, than the terms of the applicable class under the Facilities being refinanced or replaced (except for covenants or other provisions (w) applicable only to periods after the latest final scheduled maturity date of the applicable class under the Facilities being refinanced or replaced, (x) that are also added for the benefit of each Facility remaining outstanding (or, in the case of any financial maintenance covenant added for the benefit of any Refinancing Debt in respect of the Term A Facility or the Revolving Facility, also added for the benefit of any then-existing Term A Facility and Revolving Facility) after the incurrence or issuance of such Refinancing Debt, (y) that are reasonably satisfactory to the Administrative Agent, or (z) that reflects market terms and conditions (as determined by the Parent Borrower in good faith) at the time of incurrence or issuance of such Refinancing Debt, (iv) any secured Refinancing Debt shall be subject to an acceptable intercreditor agreement, (v) any partial prepayments will be applied pro-rata within the class, tranche or facility being prepaid, (vi) the only obligors under such Refinancing Debt shall be a Borrower or a Guarantor under the Facilities, (vii) if secured, such Refinancing Debt shall not be secured by any property or assets of the Parent Borrower or any subsidiary of the Parent Borrower other than the Collateral and (viii) the amount of such Refinancing Debt shall be in an original aggregate principal amount that is not greater than the aggregate principal amount of the debt being refinanced plus an amount equal to unpaid accrued or capitalized interest thereon, undrawn commitments with respect thereto, any make-whole payments, fees, premium applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such Refinancing Debt and other customary fees and expenses in connection with such Refinancing Debt.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Parent Borrower at any time without premium or penalty (other than breakage costs and except as set forth below) in minimum amounts to be set forth in the Facilities Documentation. Optional prepayments of the Term Loans may be applied to the Term Facility, any Incremental Term Facility or any Refinancing Term Facility as determined by the Parent Borrower and, in the case of the Term Facility, shall be applied in direct order of maturity to the remaining installments of the Term Facility or as otherwise directed by the Parent Borrower and may not be reborrowed.

If after the Closing Date a Repricing Event (as defined below) occurs on or prior to the date that is six months after the Closing Date, a 1.00% prepayment premium shall be paid on the principal amount of the Term B Loans prepaid, repaid, assigned or subject to an amendment (including to any Lenders that do not consent to such amendment and are required to assign their loans in connection with such amendment) in each case in connection therewith, except that such prepayment premium shall not be payable to the extent such Repricing Event occurs in connection with a “Change of Control” transaction or a “Transformative Acquisition” (to be defined as any material acquisition or investment by the Parent Borrower or any of its subsidiaries in or with a third party that is either (a) not permitted by the terms of the Facility Documentation immediately prior to the signing or consummation of such acquisition or investment or (b) if permitted by the terms of the Facility Documentation immediately prior to the signing or consummation of such acquisition or investment, would not provide the Parent Borrower and its subsidiaries with adequate flexibility under the Facility Documentation for the continuation and/or expansion of their combined operations following such consummation).

“Repricing Event” shall mean (i) any prepayment, repayment or replacement of the Term B Facility, in whole or in part, with the proceeds of any new or replacement tranche of pari passu secured long term syndicated term loans with an All-in Yield less than the All-in Yield (as defined below) applicable to such portion of the Term B Facility (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the Term B Facility which reduces the All-in Yield applicable to the Term B Facility, in each case where the primary purpose (as determined by the Parent Borrower in good faith) of such prepayment, repayment, replacement or amendment is to reduce the All-in-Yield of the Term B Facility.

“All-in Yield” shall mean the yield of such indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case, payable generally to lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees, consent fees or other fees in each case not paid to the applicable lenders generally.

Mandatory Prepayments:	A. Term Facilities:

The following amounts shall be applied to prepay the Term Loans:

(a) commencing with the first full fiscal year following the Closing Date, solely with respect to the Term B Loans, 50% (subject to reduction to (i) 25% if the Senior Secured Leverage Ratio (to be defined in a manner to be set forth in the Facilities Documentation) is less than 2.25x and (ii) 0% if the Senior Secured Leverage Ratio is less than 1.75x) of annual Excess Cash Flow (to be defined in the Facilities Documentation) of Parent Borrower and its subsidiaries; provided that (i) (x) voluntary prepayments, redemptions and repurchases (including permitted loan buybacks and prepayments in connection with yank-a-bank provisions) of (A) the loans under the Term Facility (including Incremental Term Facilities), Incremental Equivalent Debt, Refinancing Debt and any other permitted indebtedness, in each case under this sub-clause (A), to the extent such debt is secured on a pari passu basis with the Term Loans, and (B) the loans under the Revolving Facility (to the extent accompanied by a corresponding permanent reduction of the Revolving Commitments) and (y) any capital expenditures (including capital expenditures, contracted or planned capital expenditures to occur within the next fiscal year but not yet consummated; provided any amounts not utilized during such next fiscal year following such Excess Cash Flow period shall be included in the calculation of Excess Cash Flow for such next fiscal year), in each case under this clause (i), made during such fiscal year (without duplication in the next fiscal year) or, at the Parent Borrower’s election, after the end of such fiscal year and prior to the time such Excess Cash Flow prepayment is due will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis (in each case under this clause (i), except to the extent financed with long-term indebtedness other than revolving loans) and (ii) Excess Cash Flow shall be reduced for, among other things, cash used (or to be used) for certain restricted payments and prepayments, acquisitions and certain other investments (including contracted investments and acquisitions so long as (1) such amounts are contractually committed by fiscal year end of the applicable Excess Cash Flow period, (2) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year following such Excess Cash Flow period and (3) any amounts not utilized during such fiscal year following such Excess Cash Flow period shall be included in the calculation of Excess Cash Flow for such fiscal year (the foregoing clauses (1), (2) and (3), the “Contracted Amounts Provisions”) (in each case under this clause (ii), except to the extent financed with long-term indebtedness (other than revolving indebtedness)); provided, further, that prepayments shall only be required under this clause (a) if the applicable percentage of Excess Cash Flow is greater than an amount to be set forth in the Facilities Documentation (with only amounts in excess thereof being subject to prepayment),

(b) 100% of the net cash proceeds of the incurrence of indebtedness (excluding permitted indebtedness under the Facilities Documentation (other than Refinancing Debt)) after the Closing Date by the Parent Borrower or any of its subsidiaries;

(c) 100% (subject to reduction to 50% if the Senior Secured Leverage Ratio is below 2.00x) of the net cash proceeds and of any non-ordinary course sales or other dispositions (including as a result of casualty or condemnation or sale/leaseback) by the Parent Borrower or any of its restricted subsidiaries of any assets after the Closing Date (subject to a threshold to be set forth in the Facilities Documentation and including customary reinvestment rights) (any such asset sale proceeds pursuant to this clause (c) not so applied as a mandatory prepayment as a result of the Senior Secured Leverage Ratio being below 2.00x, the “Retained Asset Sale Proceeds”); and

(d) if the Spinoff Transaction (as defined in the Commitment Letter) fails to occur within seven Business Days after the initial borrowing of the Credit Facilities (as defined in the Commitment Letter), then the Borrower shall prepay the aggregate principal amount of all outstanding borrowings on such day and cash collateralize or otherwise backstop any existing Letters of Credit in a manner reasonably satisfactory to the applicable Issuing Lender and all commitments under the Facilities shall be permanently reduced to zero and terminated.

Mandatory prepayments shall be applied to the remaining installments in direct order of maturity. Mandatory prepayments arising under clauses (a) or (c) above, to the extent generated by non-U.S. subsidiaries, shall be subject to customary limitations to the extent that the Parent Borrower reasonably determines that such prepayments would result in material adverse tax consequences to the Parent Borrower or any of its direct or indirect subsidiaries related to repatriation of funds in connection therewith by non-U.S. subsidiaries or to the extent repatriation is limited by applicable local law. Notwithstanding the foregoing, at the Parent Borrower’s option, any Lender may elect not to accept its pro rata share of any mandatory prepayment (other than a prepayment with Refinancing Debt), in which case the amount so rejected may be retained by the Parent Borrower (any amounts retained by the Parent Borrower, the “Declined Amounts”).

B. Revolving Facility:

If at any time the sum of (x) the dollar equivalent of the outstanding aggregate principal amount of Revolving Loans, (y) the undrawn and unexpired amount of then outstanding Letters of Credit, and (z) the aggregate amount of unreimbursed drawings under Letters of Credit exceeds 105% of the Revolving Commitments in effect at such time, the Parent Borrower shall, within one business day, either prepay the Revolving Loans (or cash collateralize Letters of Credit if there are no, or an insufficient amount of, Revolving Loans outstanding) in the amount of such excess.

IV. Collateral

The obligations of each of the Parent Borrower and the Guarantors in respect of the Facilities and, at the election of the Parent Borrower, any swap agreements and cash management arrangements provided by the Administrative Agent or any Lender (or any affiliate of the Administrative Agent or a Lender) shall be secured by a perfected first priority security interest in substantially all of its tangible and intangible assets (including, without limitation, intellectual property, real property (subject to a threshold to be set forth in the Facilities Documentation) and all of the capital stock of its direct wholly-owned material subsidiaries (limited, in the case of foreign subsidiaries or CFC Holding Companies, to 66-2⁄3% of the capital stock thereof), except for (i) motor vehicles, airplanes and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement (or its equivalent in any applicable jurisdiction); (ii) equity interests in any person other than wholly owned restricted subsidiaries directly held by a Loan Party; (iii) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (v) “intent-to-use” trademark applications filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (vi) (a) letter of credit rights (except to the extent such letter of credit rights are supporting obligations in respect of Collateral and are automatically perfected by UCC filings) and (b) commercial tort claims with less than a value to be agreed, (vii) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) or material adverse regulatory consequences, in each case, as reasonably determined by the Parent Borrower; (viii) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, or fiduciary or trust accounts; (ix) accounts receivable and related assets transferred, pledged, factored, sold or purportedly transferred pursuant to, and in accordance with, a Permitted Receivables Financing and any deposit account that is used to hold collections on any of such accounts receivable and related assets; (x) any common stock of the Parent Borrower that constitutes “margin stock” within the meaning of Regulation U; (xi) any pledge or security interest prohibited or restricted by applicable law, rule or regulation or any agreement with any governmental authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest (after giving effect to the applicable anti-assignment provisions of the UCC) (with no requirement to obtain the consent of any governmental authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), and (xii) other exceptions to be mutually agreed upon (the “Collateral”); provided that such Collateral shall be released for the duration of a Suspension Period Event; provided further that such Collateral shall be reinstated at any time that the requirements of a Suspension Period Event are no longer satisfied (the “Lien Suspension Provision” and, together with the Guarantee Suspension Provision, the “Suspension Provisions”).

No Loan Party shall be required, nor shall any Administrative Agent be authorized, (A) to perfect any pledge, security interest or mortgage by any means other than through (x) any filing pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) and any filing in any applicable real estate records in the United States with respect to any mortgaged property or any fixture relating to any mortgaged property, (y) any filing in the United States Copyright Office or the United States Patent and Trademark Office with respect to intellectual property or (z) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates of the Parent Borrower and its wholly-owned pledged subsidiaries and certain instruments with a fair market value in excess of an amount to be mutually agreed, (B) to enter into any account control agreement or lockbox or similar arrangement with respect to any deposit account, securities account or commodities account, or (C) to take any action in or required by a jurisdiction other than the United States or with respect to any asset located or titled outside of the United States (and there shall be no guarantee, security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction) (and any such subsidiary and asset shall be deemed to be an “Excluded Subsidiary” and “Excluded Asset”, respectively).

V. Certain Conditions

Conditions to Initial Borrowing:	Usual and customary for credit facilities of this type and limited to those set forth on Annex I of the Commitment Letter.

On-Going Conditions:	The making of each Revolving Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Facilities Documentation, (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit (the “On-Going Conditions”) and (c) the delivery of a customary borrowing notice.

VI. Certain Documentation Matters

Representations and Warranties:	Limited to the following (including customary materiality and other qualifiers to be set forth in the Facilities Documentation): financial statements; no material undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Facilities Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; Beneficial Ownership Regulation; anti-corruption and sanctions laws; use of proceeds; environmental matters; solvency; labor matters; accuracy of information; creation and perfection of security interests; and EEA Financial Institutions.

Affirmative Covenants:	Limited to the following (including customary materiality and other qualifiers to be set forth in the Facilities Documentation): delivery of annual and quarterly financial statements, reports, annual budget, compliance certificates and other information reasonably requested by the Lenders (including, without limitation, information for compliance with the Beneficial Ownership Regulation upon written request from any Lender); payment of taxes; maintenance of existence and material rights and privileges; compliance with laws (including anti-corruption and sanctions laws) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; commercially reasonable efforts to maintain ratings and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants:	Term A Loans and Revolving Loans:

Minimum Consolidated Interest Coverage Ratio of 3.00:1.00 (“Interest Coverage Covenant”).

Term A Loans, Term B Loans and Revolving Loans:

Maximum Consolidated Net Leverage Ratio of 4.00:1.00 with up to two step ups to 4.50:1.00 for a period of 4 consecutive fiscal quarters following any Material Acquisition (to be defined in the Facilities Documentation) (the “Leverage Covenant”; and together with the Interest Coverage Covenant, the “Financial Covenants”).

The Consolidated Net Leverage Ratio shall be calculated net of unrestricted cash and cash equivalents of the Parent Borrower and its restricted subsidiaries; provided that, in the case of foreign restricted subsidiaries, only 80% of such unrestricted cash and cash equivalents shall be permitted to be netted from the calculation of the Consolidated Net Leverage Ratio. The Financial Covenants will be tested quarterly.

For purposes of the Facilities Documentation, “Consolidated EBITDA” will include, among other add backs, deductions or adjustments, add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual and non-recurring items, including any legal settlement costs, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, investments, divestitures and other transactions consummated by the Parent Borrower or any of its Subsidiaries and projected by the Parent Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Parent Borrower) within 18 months after the date any such transaction is consummated and any “run rate” cost savings, operating expense reductions and synergies projected by the Parent Borrower in good faith to result from actions either taken or expected to be taken (including in connection with any restructuring initiative, cost savings initiative, new initiative, business optimization activities, cost rationalization programs and/or similar initiatives or programs) within 18 months after the date of determination to take such action, so long as such cash savings, operating expense reductions and synergies are reasonably identifiable and factually supportable, (e) any costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Parent Borrower or any of its subsidiaries, together with any related provision for taxes, (f) (i) consulting fees and advisory fees incurred and taxes incurred or accrued in connection with the Transactions and (ii) certain other add-backs and adjustments to be set forth in the Facilities Documentation in connection with the Transactions and related transactions, (g) consulting fees, advisory fees, financing fees incurred and taxes incurred or accrued in connection with the Spin-Off and (h) costs and expenses incurred in connection with the preparation, negotiation and delivery of the Facilities

Documentation; provided that the aggregate amount of all adjustments pursuant to clause (d) (other than to the extent (y) set forth in the Company Model provided to the Lead Arrangers or (z) permitted under Regulation S-X) shall not exceed (x) 25% of Consolidated EBITDA (such percentage, in each case, calculated before any amounts are added to Consolidated EBITDA pursuant to clauses (d)).

Negative Covenants:	Limited to the following (to include customary exceptions to be set forth in the Facilities Documentation including grower components with respect to certain baskets to be set forth in the Facilities Documentation based on either consolidated total assets or consolidated EBITDA as determined by the Parent Borrower prior to the launch of the Facilities): indebtedness, including guarantee obligations; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock (which shall include (i) an exception to the extent the Consolidated Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis, does not exceed 3.00x and (ii) a $350 million general basket); investments (including permitted acquisitions), loans and advances; optional payments and modifications of subordinated indebtedness; transactions with affiliates; sale leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; and use of proceeds in compliance with anti-corruption and sanctions law.

Available Amount Basket:	The Facilities Documentation shall include an “Available Amount Basket” in a cumulative amount equal to (a) the greater of $60 million and 15% of Consolidated EBITDA (determined on a pro forma basis for the most recently ended period of four fiscal quarters) (the “Starter Basket”) plus (b) either, at the option of the Parent Borrower to be made on or prior to the commencement of syndication of the Facilities, (i) the retained portion of excess cash flow or (ii) 50% of cumulative Consolidated Net Income (to be defined in the Facilities Documentation) (this clause (b), the “Available Amount Grower Prong”), plus (c) the Declined Amounts and Retained Asset Sale Proceeds, plus (d) other customary “builder” prongs.

The Available Amount Basket may be used for investments, dividends and distributions and the prepayment or redemption of subordinated debt prepayments; provided that use of the Available Amount Basket shall be subject to no event of default.

Events of Default:	Limited to the following (to include customary cure periods and thresholds to be set forth in the Facilities Documentation): nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five business days; material inaccuracy of representations and warranties when given; violation of covenants (subject, in the case of affirmative covenants (other than maintenance of existence of the Parent Borrower and notice of event of default), to a grace period of 30 days after notice); cross-default to indebtedness in an amount to be set forth in the Facilities Documentation; bankruptcy events; certain ERISA events; material judgments in an amount to be set forth in the Facilities Documentation; actual or asserted invalidity of the credit agreement, any guarantee or security document (limited, in the case of security interests, to a material portion of the Collateral) and a change of control; provided that a breach of the Interest Coverage Covenant will not constitute an Event of Default for purposes of the Term B Facility, and the Lenders under the Term B Facility will not be permitted to exercise any remedies with respect to a breach of the Interest Coverage Covenant, until the date, if any, on which the commitments under the Revolving Facility have been terminated and the loans under the Revolving Facility and the Term A Loans have been accelerated as a result of such breach.

Unrestricted Subsidiaries:	The Facilities Documentation will contain provisions pursuant to which the Parent Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (w) no event of default then exists or would result therefrom, (x) the Parent Borrower is in pro forma compliance with the Financial Covenants after giving effect to such designation, (y) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and (z) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Parent Borrower at such time; provided that in no event shall the Parent Borrower or any restricted subsidiary be permitted to transfer or dispose of any material intellectual property to any unrestricted subsidiary (including by designating a restricted subsidiary that owns material intellectual property as an unrestricted subsidiary). Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or covenant contained in the Facilities Documentation.

Voting:	Amendments and waivers with respect to the Facilities Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans and Revolving Commitments (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan (it being understood that the waiver of any mandatory prepayment or default or event of default shall only require the vote of Required Lenders),

(ii) reductions in the rate of interest or any fee or extensions of any scheduled due date thereof (it being understood that waivers of default interest shall only require the vote of Required Lenders), (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) changes to the pro rata sharing provisions, (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to the definition of “Required Lenders” or the voting section of the Facilities Documentation and (ii) releases of all or substantially all of the value of the guarantees or all or substantially all of the collateral (other than in connection with any sales or financing otherwise permitted under the Facilities Documentation), (c) amendments of certain provisions will be subject to class votes, (d) any amendment or waiver which affects solely the Interest Coverage Covenant, including any default thereunder (and related definitions and provisions in each case in respect of the Interest Coverage Covenant) may be effected without the consent of the Lenders under the Term B Facility and (d) the consent of each Foreign Currency Lender directly affected thereby shall be required with respect to modifications to the definition of “Foreign Currency” and certain other provisions disproportionately affecting Foreign Currency Lenders. “Defaulting” Lenders shall not be entitled to vote and shall be disregarded in voting calculations, except with respect to matters requiring the consent of all Lenders or all affected Lenders. The Parent Borrower shall be entitled to replace any Lender (with a Lender or another lender reasonably satisfactory to the Administrative Agent) which has not approved any amendment or waiver requiring the consent of all of the Lenders or all affected Lenders as long as the Required Lenders or Lenders holding not less than 50% of the aggregate amount of the affected class of Term Loans and/or Revolving Commitments shall have approved such amendment or waiver.

Assignments and Participations:	The Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Parent Borrower (which consent in each case (i) shall not be unreasonably withheld, (ii) shall not be required from the Parent Borrower during a payment or bankruptcy Event of Default and (iii) shall be deemed to have been granted, solely with respect to Term Loans, unless the Parent Borrower has objected by written notice to the Administrative Agent within 10 Business Days after having received notice); provided that no Lender may assign its commitments under the Revolving Facility (other than to an affiliate of such Lender or, with the consent of the Administrative Agent not to be unreasonably withheld, to another Lender then holding commitments under the Revolving Facility) without the consent of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Parent Borrower (which consent in each case shall not be unreasonably withheld and shall not be required from the Parent Borrower during a payment or bankruptcy Event of Default). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000 ($500,000 in the case of the Term Loans) and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least $5,000,000 ($500,000 in the case of the Term Loans), in each case unless otherwise agreed by the Parent Borrower and the Administrative Agent. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Participants may only vote on matters reducing principal of, or interest on, Loans or fees or postponing the final maturity date of the Loans, in each case subject to such participations. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request. Assignments and participations may not be made or sold to (i) natural persons or (ii) the Parent Borrower and its Subsidiaries. No assignments or participations of any Loans to Disqualified Lenders (to be defined in the Facilities Documentation) shall be permitted; provided that the list of Disqualified Lenders shall be held by the Administrative Agent but shall not be posted or distributed to the Lenders, prospective Lenders, and prospective assignees and participants; provided that whether a prospective Lender or prospective assignee is a Disqualified Lender may be communicated upon request. Assignments of the Loans to the Parent Borrower or any of its subsidiaries shall be permitted pursuant to open market purchases or “Dutch auctions” so long as (i) in the case of “Dutch actions”, any offer to purchase or take by assignment shall have been made to all Lenders within the applicable facility pro rata (with buyback mechanics to be agreed) and (ii) such Loans are immediately and automatically cancelled to the extent permitted by applicable law.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

The Facilities Documentation will contain provisions that permit amend and extend transactions as long as offered ratably to all Lenders under the applicable Incremental Term Facility.

Yield Protection:	The Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Facilities Documentation shall contain provisions relating to “defaulting” Lenders (including provisions relating to reallocation of participations in, or the Parent Borrower providing cash collateral to support, Swingline Loans or Letters of Credit, to the suspension of voting rights and rights to receive certain fees, and to assignment of the Revolving Commitments or Loans of such Lenders).

Bail-in Provisions:	The Facilities Documentation shall contain customary EU bail-in provisions.

Expenses and Indemnification:	The Parent Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one lead counsel to the Administrative Agent and one local counsel to the Administrative Agent in each appropriate jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one counsel to the Administrative Agent and one local counsel to the Administrative Agent in each appropriate jurisdiction (and in the case of an actual or potential conflict of interest, one additional counsel and, if reasonably necessary, one additional local counsel in each appropriate jurisdiction for each group of similarly affected persons)) in connection with the enforcement of the Facilities Documentation.

The Administrative Agent, the Lead Arrangers, Issuing Lenders, Swingline Lender and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable disbursements and other charges of (x) one firm of legal counsel for all indemnified persons, taken as a whole, (y) if reasonably necessary, a single local counsel for all indemnified persons, taken as a whole, in each relevant jurisdiction and (z) solely in the case of an actual or potential conflict of interest, one additional counsel and, if reasonably necessary, one additional local counsel in each applicable jurisdiction for each group of similarly situated affected indemnified persons, taken as a whole) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith, willful misconduct or material breach of the Facilities Documentation by the relevant indemnified person (or its related parties).

Governing Law and Exclusive Forum:	State of New York.

Counsel to the Administrative Agent:	Simpson Thacher & Bartlett LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Parent Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin;

provided, that all (1) Swingline Loans denominated in US Dollars shall bear interest based upon the ABR and (2) all Swingline Loans denominated in Euros shall bear interest on the Euro Overnight Rate.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means (a) with respect to Revolving Loans and Term A Loans, initially expected to be, 0.75%, if such Loans are ABR Loans, and 1.75%, if such Loans are Eurodollar Loans, and (b) with respect to Term B Loans, expected to be 3.25-3.50%, if such Loans are ABR Loans, and 4.25-4.50%, if such Loans are Eurodollar Loans.

The foregoing margins applicable to Revolving Loans and the Term A Loans shall be subject to change after financial statements have been delivered for the first full fiscal quarter after the Closing Date and are expected to be as set forth in the attached Pricing Grid.

“Euro Overnight Rate” means a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for overnight deposits in Euros as displayed on the applicable Reuters screen page (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, in consultation with the Company) at approximately 11:00 a.m., London time, on such day; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

Annex I-1

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable currency and for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any applicable currency and for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero (0), such rate shall be deemed to zero (0) for the purposes of calculating such rate; provided further if for any applicable currency the customary method of determining interest in respect of such currency is not using the above screen rate, interest for such currency shall be determined using the customary screen rate for such currency as set forth in the Facilities Documentation.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero (0), such rate shall be deemed to zero for the purposes of calculating such rate.

Annex I-2

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Facilities Documentation will contain provisions with respect to a replacement of the LIBO Rate.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Parent Borrower shall pay a commitment fee calculated at a rate per annum initially equal to 0.30% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. The commitment fee shall be subject to change after financial statements have been delivered for the first full fiscal quarter after the Closing Date and are expected to be as set forth in the attached Pricing Grid. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:	The Parent Borrowers shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Parent Borrower is in default in the payment of any amount of principal due under any Facility, such overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Revolving Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-3

Pricing Grid

Level	Corporate Rating		Consolidated Net Leverage Ratio	Applicable Margin for Eurodollar Loans or Overnight LIBOR Loans	Applicable Margin for ABR Loans	Commitment Fee
I	≥	Baa3 / BBB-	≤ 0.50:1.00	1.375%	0.375%%	0.20%
II		Ba1 / BB+	> 0.50:1.00 but ≤ 1.50:1.00	1.50%	0.50%	0.25%
III		Ba2 / BB	> 1.50:1.00 but ≤ 2.50:1.00	1.75%	0.75%	0.30%
IV		Ba 3 / BB-	> 2.50:1.00 but ≤ 3.50:1.00	2.00%	1.00%	0.35%
V		≤ B1 / B+	> 3.50:1.00	2.25%	1.25%	0.40%

The Level applicable for determining pricing (the “Pricing Level”) shall be the higher of the Applicable Corporate Rating Level (as defined below) and the Consolidated Net Leverage Ratio Level then applicable (it being understood that Level I is the “highest” Level); provided that if the Applicable Corporate Rating Level and the Consolidated Net Leverage Ratio Level then applicable fall more than one Level apart, the Pricing Level shall be the Level immediately below the higher of the two. The “Applicable Corporate Rating Level” shall mean (i) if the corporate ratings of each of Standard & Poor’s Financial Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) fall within the same Level, such Level, (ii) if the corporate ratings of each of S&P and Moody’s fall one Level apart, the higher of such Levels and (iii) if the corporate ratings of each of S&P and Moody’s fall more than one Level apart, the Level immediately below the higher of the two; provided that if only one rating agency shall have in effect a corporate rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Corporate Rating Level shall be determined by reference to the Level in which such rating falls; provided further that if neither S&P nor Moody’s has in effect a corporate rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Corporate Rating Level shall be deemed to be Level V. If the ratings established or deemed to have been established by a rating agency shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Parent Borrower to the Administrative Agent and the Lenders, and each change in the Pricing Level as a result thereof shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if any such rating agency shall cease to be in the business of providing corporate ratings, the Parent Borrower and the Lenders shall negotiate in good faith an amendment to reflect such changed rating system or the unavailability of corporate ratings from such rating agency and, pending the effectiveness of any such amendment, the Pricing Level shall be determined by reference to the corporate rating of such rating agency most recently in effect prior to such change or cessation.

Annex I-4